Exhibit 99.1

BUNGE LIMITED

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On January 26, 2010, Bunge Limited (“Bunge”) and two of its wholly owned subsidiaries entered into a definitive agreement with Vale S.A., a Brazil-based global mining company (“Vale”) and an affiliate of Vale, pursuant to which Vale will acquire Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (“Fosfertil”), for $3.8 billion in cash (the “Transaction”). The consideration is subject to a post-closing adjustment based on working capital and net debt, as provided in the sale and purchase agreement (the “Agreement”) for the Transaction.

Under the terms of the Agreement, Vale will acquire Bunge’s 42.3% interest in Fosfertil, as well as Bunge’s wholly owned phosphate mines, related production facilities and certain joint venture interests in Brazil. Bunge will retain its retail fertilizer operations in Brazil and will enter into a phosphate product supply agreement with Vale with a term that expires on December 31, 2012, with an option for Bunge to extend it for one additional year. The supply agreement will provide for minimum annual purchases of certain phosphate products by Bunge from Vale. Pricing, including discounts, under the supply agreement is reflective of price terms in existence prior to the Transaction. In addition, a transition services agreement will be entered into between the parties pursuant to which Bunge will provide administrative services to Vale for a fixed monthly fee.  The transition services agreement will expire on December 31, 2010 unless previously terminated in accordance with its terms and may be extended for one year by mutual agreement of the parties. Bunge’s existing phosphate product supply agreement with Fosfertil is not affected by the Transaction.  Bunge will also retain its fertilizer operations in Argentina and the United States, and its 50% stake in its joint venture with Office Chérifien des Phosphates in Morocco.

The accompanying unaudited pro forma consolidated balance sheet of Bunge as of September 30, 2009 is presented as if the Transaction had occurred on September 30, 2009. The accompanying unaudited pro forma consolidated statements of income of Bunge for the year ended December 31, 2008 and for the nine months ended September 30, 2009 are presented as if the Transaction had occurred on January 1, 2008. In order to derive the pro forma financial information, the historical results of Bunge have been adjusted to eliminate the assets, liabilities and results of operations of Bunge’s fertilizer nutrients business, including Fosfertil, which has historically been consolidated by Bunge. Pro forma adjustments are described in the notes to the unaudited pro forma consolidated financial statements. No pro forma adjustment has been made for the use of the proceeds from the Transaction.

The pro forma adjustments are based upon available information and certain assumptions that Bunge believes are reasonable under the circumstances. The actual amounts could differ. The unaudited consolidated pro forma financial information is for informational purposes only, and is not necessarily indicative of the operating results or financial position that would have been achieved had the Transaction been consummated on the dates indicated, and should not be construed as representative of Bunge’s future results of operations or financial position.

The unaudited pro forma financial statements should be read in conjunction with Bunge’s consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2008 filed on Bunge’s Current Report on Form 8-K filed on June 4, 2009 and Bunge’s consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the quarterly period ended September 30, 2009 in Bunge’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009.

BUNGE LIMITED

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(Unaudited)

(U.S. dollars in millions, except share and per share data)

	Historical	Adjustments		Pro Forma

Net sales	$31,490	$(908	)(a)	$30,582
Cost of goods sold	(30,600)	1,178	(a)	(29,422)

Gross profit	890	270		1,160

Selling, general and administrative expenses	(952)	35	(b)	(917)
Interest income	96	(28	)(c)	68
Interest expense	(212)	5	(c)	(207)
Foreign exchange gains	470	(152	)(b)	318
Other income (expense) - net	(12)	—	(b)	(12)

Income from operations before income tax	280	130		410
Income tax benefit	52	(44	)(d)	8

Income from operations after income tax	332	86		418
Equity in earnings of affiliates	11	(1	)(e)	10

Net income	343	85		428
Net loss (income) attributable to noncontrolling interest	7	(16	)(f)	(9)

Net income attributable to Bunge	350	69		419
Convertible preference share dividends	(39)	—		(39)

Net income available to Bunge common shareholders	$311	$69		$380

Earnings per common share - basic
Earnings to Bunge common shareholders	$2.51			$3.07

Earnings per common share - diluted
Earnings to Bunge common shareholders	$2.48			$2.87

Weighted-average number of common shares
Basic	123,874,575			123,874,575

Diluted	132,501,800			132,501,800

See accompanying notes to pro forma consolidated financial information.

BUNGE LIMITED

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2008

(Unaudited)

(U.S. dollars in millions, except share and per share data)

	Historical	Adjustments		Pro Forma

Net sales	$52,574	$(2,047	)(a)	$50,527
Cost of goods sold	(48,538)	893	(a)	(47,645)

Gross profit	4,036	(1,154)		2,882

Selling, general and administrative expenses	(1,613)	62	(b)	(1,551)
Interest income	214	(81	)(c)	133
Interest expense	(361)	5	(c)	(356)
Foreign exchange losses	(749)	239	(b)	(510)
Other income (expense) — net	10	34	(b)	44

Income from operations before income tax	1,537	(895)		642
Income tax benefit (expense)	(245)	304	(d)	59

Income from operations after income tax	1,292	(591)		701
Equity in earnings of affiliates	34	(6	)(e)	28

Net income	1,326	(597)		729
Net income attributable to noncontrolling interest	(262)	248	(f)	(14)

Net income attributable to Bunge	1,064	(349)		715
Convertible preference share dividends	(78)	—		(78)

Net income available to Bunge common shareholders	$986	$(349)		$637

Earnings per common share — basic
Earnings to Bunge common shareholders	$8.11			$5.24

Earnings per common share — diluted
Earnings to Bunge common shareholders	$7.73			$4.63

Weighted-average number of common shares
Basic	121,527,580			121,527,580

Diluted	137,591,266			137,591,266

See accompanying notes to pro forma consolidated financial information.

BUNGE LIMITED

PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2009

(Unaudited)

(U.S. dollars in millions)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,101	$3,394	(g)(i)	$4,495
Trade accounts receivable	2,381	(91	)(g)	2,290
Inventories	4,835	(484	)(g)	4,351
Deferred income taxes	296	(74	)(j)	222
Other current assets	3,893	(192	)(g)	3,701

Total current assets	12,506	2,553		15,059
Property, plant and equipment, net	5,051	(1,398	)(g)	3,653
Goodwill	377	—		377
Other intangible assets, net	152	(8	)(g)	144
Investments in affiliates	801	(23	)(g)	778
Deferred income taxes	1,150	(283	)(j)	867
Other non-current assets	1,823	(326	)(g)	1,497
Total assets	$21,860	$515		$22,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term debt	$430	$(66	)(g)	$364
Current portion of long-term debt	23	—		23
Trade accounts payable	3,106	(291	)(g)	2,815
Deferred income taxes	106	(13	)(j)	93
Other current liabilities	3,021	(90	)(g)	2,931
Total current liabilities	6,686	(460)		6,226

Long term debt	3,625	—		3,625
Deferred income taxes	164	(127	)(j)	37
Other non-current liabilities	992	(200	)(g)	792

Shareholders’ equity:
Mandatory convertible preference shares	863	—		863
Convertible perpetual preference shares	690	—		690
Common shares	1	—		1
Additional paid in capital	3,618	—		3,618
Retained earnings	4,081	1,949	(k)	6,030
Accumulated other comprehensive income (loss)	269	(35	)(k)	234
Total Bunge shareholder’s equity	9,522	1,914		11,436
Noncontrolling interest	871	(612	)(h)	259
Total equity	10,393	1,302		11,695
Total liabilities and shareholders’ equity	$21,860	$515		$22,375

See accompanying notes to pro forma consolidated financial information.

BUNGE LIMITED

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

a)             This adjustment reflects the elimination of the net sales and cost of goods sold of the assets sold to Vale.  Cost of goods sold has been adjusted to give effect to the supply agreements by reinstating the purchases made by Bunge’s retained retail business from the disposed businesses.

b)            This adjustment reflects the elimination of the selling, general and administrative expenses, foreign exchange gains (losses) and other income (expense) — net, of the assets sold.  Bunge and Vale will enter into a transition service agreement under which Bunge will provide transition services for a period through December 31, 2010 to Vale, with such agreement extendable for an additional year by mutual agreement of the parties.  Under the transition services agreement, Bunge will receive approximately $2.8 million monthly.  No adjustment has been made to give effect to the transition services agreement as it is considered to be nonrecurring in nature.

c)             This adjustment reflects the elimination of interest income and expense of the assets sold.  No adjustment has been made to give effect to Bunge’s use of the proceeds from the Transaction as Bunge has not made a final determination as to the use of proceeds, including repayment of outstanding debt. Had the Transaction occurred on January 1, 2008 and Bunge used a portion of the proceeds of the Transaction to reduce debt under its revolving credit facilities, interest expense would have been lower by approximately $46.9 million and $6.7 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

d)            Represents the estimated income tax effect of the pro forma adjustments.  The tax effect of the pro forma adjustments was calculated using the historical statutory rate in effect in Brazil of 34%.

e)             This adjustment reflects the elimination of the equity in earnings of Bunge’s equity method investment in Fosbrasil SA, which is being sold to Vale as part of the Transaction.

f)               This adjustment reflects the elimination of the net income or loss attributable to the noncontrolling interest in Fosfertil.

g)            This adjustment reflects the elimination of assets and liabilities attributable to the disposed assets.

h)            This adjustment reflects the elimination of the non-controlling interest in Fosfertil.

i)                This adjustment reflects the receipt of the Transaction proceeds of approximately $3.5 billion, net of transaction costs of $20 million and withholding tax of $265 million.  No adjustment has been made to the sale proceeds to give effect to the net debt-based post-closing adjustment under the terms of the Agreement.

j)                This adjustment gives effect to the tax impact of the Transaction.  The tax on the gain generated from the Transaction was partially offset by existing deferred tax assets relating to net operating losses. The remaining tax on the gain was offset by recoverable taxes. The adjustment also gives effect to the elimination of the deferred tax assets and deferred tax liabilities related to the assets and liabilities attributable to the disposed assets.

k)             This adjustment reflects the estimated gain of $1.9 billion arising from the Transaction, net of taxes of $564 million, which will be recognized by Bunge upon closing.  This estimated gain has not been reflected in the pro forma consolidated statements of income as it is nonrecurring in nature. The gain includes the estimated currency translation adjustment of $35 million related to the disposed investments that will be recognized in the consolidated statements of income upon the closing of the Transaction.